                                                                    Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated January 20, 2000, except as to the as if pooling of interests with GTEW discussed in Note 1 which is as of August 14, 2000, relating to the financial statements of Cellco Partnership, our report dated March 1, 1999, relating to the financial statements of AirTouch Communications, Inc.-U.S. Cellular and Paging Operations, and our report dated February 14, 2000, relating to the financial statements of PrimeCo Personal Communications, L.P., which appear in such Registration Statement. We also consent to the references to us under the heading "Experts".

/s/ PricewaterhouseCoopers LLP

New York, NY
November 8, 2001